Exhibit 10.24

(***) Confidential Treatment request granted by the Securities and Exchange Commission on February 28, 2013

AMENDED AND RESTATED MASTER AGREEMENT

between

GENERAL MOTORS HOLDINGS LLC

and

PEUGEOT S.A.

AMENDED AND RESTATED AS OF 19 DECEMBER, 2012

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION	2
2.	EQUITY SHARE	2
3.	JOINT PRODUCT DEVELOPMENT	5
4.	JOINT PURCHASING	5
5.	LOGISTICS	6
6.	GOVERNANCE OF THE ALLIANCE	6
7.	CONDITIONS	8
8.	COVENANTS	9
9.	CHANGE OF CONTROL	14
10.	TERM AND TERMINATION	14
11.	AUDIT	15
12.	COMPLIANCE	15
13.	REPRESTATIONS AND WARRANTIES; FURTHER ASSURANCES	15
14.	MISCELLANEOUS	16
15.	GOVERNING LAW AND DISPUTE RESOLUTION	19

i

AMENDED AND RESTATED MASTER AGREEMENT

EFFECTIVE as of February 29, 2012,

BETWEEN:

(1)	General Motors Holdings LLC, a Delaware limited liability company with headquarter at Renaissance Center, Detroit, MI 48265, USA (“GMH”);

AND

(2)	Peugeot S.A., a French société anonyme with headquarter at 75 Avenue de la Grande Armée, 75116 Paris, France (“PSA”).

For the purposes of this Amended and Restated Master Agreement (this “Agreement”), each of GMH and PSA and their respective successors and permitted assigns are referred to as a “Party” and all of the Parties are collectively referred to herein as the “Parties”.

WHEREAS:

(A)	On November 10, 2011, the Parties entered into a Memorandum of Understanding concerning the development and production of a low-cost small car for emerging markets.

(B)
The Parties share the same strategic intent and now contemplate establishing a global strategic alliance with the objective to have joint access to the best platforms within the scope of the Alliance (as defined below). The Alliance has the objective to share capital expenditure and R&D investments in order to generate substantial savings both in the near term as well as over the long term. The Alliance shall foster the continuous exploration of cooperation and synergy areas, and gradually expand the base of common activities to realize the vast synergy potential available to both Parties.

(C)
This Agreement contemplates (a) the sharing and joint development of certain platforms and modules, (b) the creation of a joint global purchasing organization, fully leveraging joint expertise, purchasing power of combined volumes and joint platforms and modules, and (c) a commercial cooperation between GMH and Gefco for the logistics services needs of GMH in certain regions, all in connection with the acquisition by GMH of an equity share in PSA. Possible future steps towards a further convergence of certain operations of GMH and PSA or their Affiliates might be explored in the future.

(D)
This Agreement sets forth the basis of the Alliance, of the Equity Investment (as defined below), and the basis on which the Parties will negotiate and finalize the complete Ancillary Agreements governing the Alliance.

(E)	The Parties are simultaneously herewith on the date hereof executing the Development Agreement and the Purchasing Agreement. The Logistics Agreement was executed on June 29, 2012.

(F)	This Agreement amends and supersedes the Master Agreement signed by the Parties on February 29, 2012, including Amendment 1 signed by the Parties on May 9, 2012.

IT IS AGREED AS FOLLOWS:

1.	DEFINITIONS and INTERPRETATION

For purposes of this Agreement, capitalized terms and certain expressions shall have the meanings set forth in Exhibit 1. For purposes of determining the date of any anniversary hereof, this agreement shall be deemed to have been signed on the last day of February.

2.	EQUITY SHARE

2.1	Rights Issue and Share Purchase

Concurrently with the execution of this Agreement and following the approval by the Supervisory Board and Management Board of PSA, PSA has executed an agreement with a syndicate of banks concerning the full (net of subscription undertakings by FFP, EPF and GMH) underwriting of a capital increase of PSA, in an amount of €1,000,000,000 (one billion) (the “Rights Issue”). Concurrently with the execution of this Agreement and following the approval by the board of directors of GMH, GMH has executed (i) an agreement with FFP and EPF (the “Rights Purchase Agreement”) for the purchase by GMH (or an Authorized GMH Affiliate) of preferential subscription rights on new shares of PSA permitting the subscription by GMH (or such Authorized GMH Affiliate) for new shares of PSA resulting from the Rights Issue and (ii) an agreement with PSA (the “Share Purchase Agreement”) for the purchase by GMH (or an Authorized GMH Affiliate) of shares of PSA, as a result of which GMH will own 7% of PSA’s issued share capital. The parties to the Rights Purchase Agreement shall declare, and the Parties hereto declare, that they will not act in concert with respect to PSA and shall act according to such declaration.

2.2	Standstill

2.2.1
As from February 29, 2012 until the date which is the later of (i) June 30, 2013 (in the event this Agreement is terminated by either Party in accordance with Section 8.1.5) and (ii) the date on which this Agreement expires or is terminated for any other reason (other than by PSA as a result of a Fundamental Breach by GMH) in accordance herewith (provided, that in the event the Agreement and the Alliance are terminated in accordance with Section 8.7 the obligations set forth in this Section 2.2 shall continue to apply for a period of twelve (12) months after the date of such termination, and in the event this Agreement is terminated by PSA as a result of a Fundamental Breach by GMH, such obligations shall continue to apply until the date on which the Agreement would have expired), GMH and its Affiliates shall not, directly or indirectly or in concert with a third party:

(a)
acquire or offer or agree to acquire by purchase or otherwise, any shares or securities (including derivatives) giving an economic interest (including for the avoidance of doubt cash-settled instruments) in shares or securities or direct or indirect rights to acquire, any shares or securities of PSA or any of its successors;

(b)
seek or propose to influence or control the management or policies of PSA, make or in any way participate, in any solicitation of procurations (notably any “solicitation” of “proxies”) to vote any shares thereof, or seek to advise, direct or influence any person or entity with respect to the voting of any shares of PSA;

(c)
publicly announce or cause another person to publicly announce a tender offer for any shares of PSA or any business combination or extraordinary transaction involving PSA or any of its Affiliates or any of their securities or assets unless expressly agreed in writing by PSA following the procedure set forth in Section 2.2.4;

(d)	seek representation on the Supervisory Board or Management Board of PSA or a change in the composition or size of the Supervisory Board or Management Board of PSA;

(e)	make any shareholder proposal to require that a matter be included in the proxy statement (avis de convocation) relating to any shareholders’ meetings of PSA; or

(f)	enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing.

2.2.2	Notwithstanding the foregoing:

(a)
GMH (or an Authorized GMH Affiliate) shall be authorized to acquire or subscribe (including pursuant to the exercise of the rights purchased under the Rights Purchase Agreement and the acquisition of shares under the Share Purchase Agreement directly or indirectly shares or securities of PSA provided that the aggregate number of shares (including shares underlying any securities) owned by GMH (together with any person acting in concert therewith) represents, at all times, not more than 7% of the issued share capital of PSA (it being provided that such percentage shall be adjusted upwards to reflect the effect of any decrease in the capital of PSA after the date of settlement and delivery under the Rights Issue);

(b)
in the event any third party (excluding for the avoidance of doubt the Peugeot Family (or any person acting in concert with GMH or pursuant to an agreement with or at the invitation of GMH) acquires shares of PSA such that such third party (together with any person acting in concert therewith) owns a percentage shareholding (economic interest) in PSA which is higher than the percentage shareholding (economic interest) in PSA held by GMH (together with any person acting in concert therewith), GMH (or an Authorized GMH Affiliate) shall be authorized to purchase additional shares or securities of PSA such that the aggregate number of shares owned by GMH (together with any person acting in concert therewith) represents a percentage not more than the next whole percentage point above the percentage shareholding (in number of shares) held by such third party (together with any person acting in concert therewith); and

(c)
for the avoidance of doubt, nothing in Section 2.2.1 shall prevent any actions by GMH (or an Authorized GMH Affiliate) (i) to enforce its rights as a shareholder of PSA in respect of any breach of fiduciary duty by any member of the PSA Supervisory Board or Management Board, (ii) to enforce its rights under this Agreement or any Ancillary Agreements, (iii) to vote in its best interest on resolutions presented to the PSA shareholders or (iv) to act as a competitor of PSA.

2.2.3	The obligations set forth in Section 2.2.1 shall early terminate:

(a)
if a Competitor (together with any person (other than GMH or any Affiliate thereof) acting in concert therewith) owns, directly or indirectly, shares of PSA representing 10% or more of the issued share capital of PSA;

(b)
if a Competitor (together with any person (other than GMH or any Affiliate thereof) acting in concert therewith) owns, directly or indirectly, shares of PSA representing 5% or more of the issued share capital of PSA and the shares of PSA held by the Peugeot Family directly or indirectly is less than 15% of the issued share capital of PSA;

(c)
if a Competitor (together with any person (other than GMH or any Affiliate thereof) acting in concert therewith) owns, directly or indirectly, shares of PSA representing 3% or more of the issued share capital of PSA if such investment by such Competitor in the share capital of PSA is made pursuant to an agreement with PSA or the Peugeot Family or at the invitation of PSA or the Peugeot Family;

(d)
if the shares of PSA held by the Peugeot Family directly or indirectly are less than 15% of the issued share capital of PSA, excluding any decrease in such shareholding that results from dilution (i.e., from any capital increase with preferential subscription rights which are not fully subscribed by the Peugeot Family) occurring any time after the date of settlement and delivery under the Rights Issue;

(e)
if any third party (alone or in concert with any other person (other than GMH or any of its Affiliates)) shall have filed a voluntary or mandatory tender offer on the securities of PSA which shall have been cleared by the Autorité des marchés financiers (the “AMF”); or

(f)	if an Insolvency Event shall have occurred.

2.2.4	No waiver of this Section 2.2 may be granted without the written consent of PSA, which consent shall only be valid following the approval of the Supervisory Board and the Management Board of PSA.

2.3	Lock-Up

2.3.1
As from February 29, 2012 until the date which is 90 days after February 29, 2012 (the “Lock-Up Period”), neither GMH (nor the Authorized GMH Affiliate if relevant) shall directly or indirectly transfer title to the Shares, grant any right or promise to, enter into any agreement or undertaking with, a third party or announce its intention (i) to transfer the ownership of, or rights in, the Shares (including securities lending, hedging, equity swaps or any other derivative) or (ii) affecting the exercise of any right attached to the Shares (in particular through a fiducie or a trust), or enter into any contract, option or any other agreement, commitment or undertaking to do any of the actions described above (including selling any option or contract to purchase the Shares or purchasing any option or contract to sell the Shares) or other transaction having a substantially similar effect (the “Lock-Up”). Notwithstanding the foregoing, GMH shall be authorized to (i) transfer the Shares to an Authorized GMH Affiliate (subject to such Authorized GMH Affiliate agreeing to continue to comply with the Lock-Up and such Authorized GMH Affiliate continuing to be qualified as Authorized GMH Affiliate during its holding of the Shares) and (ii) tender the Shares to an offeror in connection with a tender offer for all the shares of PSA recommended by the Supervisory Board of PSA and cleared by the AMF.

2.3.2	Notwithstanding any of the foregoing, the Lock-Up shall automatically terminate in the event of termination of this Agreement in accordance with the terms hereof.

2.3.3
Following the expiration of the Lock-Up, neither GMH nor the relevant Authorized GMH Affiliate shall sell or transfer any Shares to any Competitor (or any person acting in concert therewith, if such concert action has been publicly declared or if GMH is otherwise aware of such concert action); provided that the foregoing shall not prohibit GMH or an Authorized GMH Affiliate from tendering its shares in any tender offer for all the shares of PSA recommended by the Supervisory Board of PSA and cleared by the AMF.

3.	JOINT PRODUCT DEVELOPMENT

3.1
The Parties shall continue to market and sell their vehicles independently and on a competitive basis under their respective brands. With respect to platforms and their components, the Parties shall cooperate on the development of vehicles and their components on shared selected platforms, aiming at the convergence of modules and components, in order to leverage volumes, advance technologies and reduce emissions.

3.2	In order to implement the foregoing, the Parties or their appropriate Affiliates shall enter into:

(i)
a framework development agreement concerning the development of the Products and the ownership and licensing of Intellectual Property relating to the Products, including the terms (other than industrialization and transfer pricing) set out in Exhibit 2 (the “Development Agreement”): the Parties confirm that the Development Agreement executed by the Parties on the date hereof satisfies entirely the obligations of the Parties under this Section 3.2(i);

(ii)	supply agreements concerning the supply of the Products, including the terms concerning industrialization and transfer pricing set out in Exhibit 2 (the “Supply Agreements”); and

(iii)
powertrain supply agreements concerning the supply of engines and transmissions to be installed in the Products, including the terms concerning industrialization and transfer pricing set out in Exhibit 2 (the “Powertrain Supply Agreements”).

4.	JOINT PURCHASING

4.1
The strategic intent of the Parties is to operate as a global purchasing organisation in order to enhance the value creation for both Parties. To that effect they shall cooperate with respect to the sourcing of commodities, components and other goods and services from suppliers.

4.2
The Parties shall enter into one or more agreements (the “Purchasing Agreements”) providing for the cooperation on an exclusive basis (within the meaning and subject to certain exceptions as set forth in Exhibit 3) between them or certain Affiliates in purchasing of commodities, components and other goods and services, which shall contain the terms and conditions attached as Exhibit 3 and such other terms and conditions as may be agreed to by the Parties. The Parties confirm that the Purchasing Agreement executed by the Parties on the date hereof satisfies entirely the obligations of the Parties under Sections 4.1 and 4.2, including on the global reach and the exclusivity of the purchasing organization.

4.3	The Purchasing Agreements shall not contemplate mechanisms to measure and balance the benefits of the Alliance for the Parties, but rather focus on enhanced value creation for both Parties.

4.4
The Parties shall establish an equally owned purchasing joint venture company (the “Purchasing JV”) with minimal capital, funding and staffing requirements, also considering (for purposes of determining the minimal capital, funding and staffing) the relevant regulatory implications. The Parties shall define the roles and responsibilities of such company within the Alliance and decide to staff it accordingly, with balanced leadership between GMH and PSA.

5.	LOGISTICS

5.1	GMH and PSA shall establish a strategic, commercial cooperation between GMH and Gefco for the logistics services needs of GMH in certain territories.

5.2
To that effect GMH and Gefco shall enter into an agreement pursuant to which Gefco shall be the exclusive (in agreed territories) third-party provider of logistics and related services, including logistics architecture, logistics service purchases and operational logistics services in such territories, providing (a) incremental business to Gefco and (b) cost savings and most favoured nation treatment to GMH (the “Logistics Agreement”).

6.	GOVERNANCE OF THE ALLIANCE

6.1	General

6.1.1
The Parties shall place a high priority upon the cooperative and harmonious implementation and governance of the Alliance with a view to achieving a successful cooperation via the Alliance in the long-term interest of both Parties. The Chief Executive Officer of GMH and the Chairman of the Managing Board of PSA shall meet from time to time as appropriate to ensure the smooth and efficient functioning of the Alliance.

6.1.2
The Steering Committee (defined below) shall perform its activities in accordance with all legal requirements applicable to the cooperation of independent companies, including all applicable antitrust and securities laws.

6.2	Steering Committee

6.2.1	The Parties shall establish a steering committee (the “Steering Committee”) to:

(a)	oversee the implementation of the Alliance and promote its balanced implementation for the benefit of both Parties;

(b)
resolve any controversy or dispute arising out or in connection with this Agreement, the Development Agreement (but only to the extent specified in the Development Agreement), or the Purchasing Agreements (but only to the extent specified in the Purchasing Agreements);

(c)
establish as deemed necessary by the Steering Committee one or more operational committees, each consisting of an equal number of GMH and PSA nominees, to oversee the day-to-day operations and management of the Development Agreement based on guidelines established by the Steering Committee; and

(d)
examine any potential new Products, services, projects or areas of cooperation to be integrated within the scope of the Alliance, provided that the Parties intend to expand the scope of the Alliance to their future activities.

6.2.2	Composition of the Steering Committee

(a)
The steering committee shall be composed of ten (10) individuals (the “SC Members”), five (5) of whom shall be designated by GMH and five (5) of whom shall be designated by PSA, including the Chief Financial Officers of each Party.

(b)	Each Party at any time shall have the right to request the removal of the SC Members designated by it and designate another person to be appointed as a SC Member in his or her place.

(c)
At any time a vacancy is created on the Steering Committee by reason of resignation or any other reason, the Party which originally designated such SC Member shall designate a nominee to fill such vacancy.

6.2.3	Meetings of the Steering Committee

(a)
The Steering Committee shall meet as often as necessary upon written notice by or on behalf of any member of the Steering Committee and in any case shall meet at least four times per year. Any notice of any meeting of the Steering Committee shall be sent to each SC Member, and such notice may be sent by any means (including by email), and such notice shall include an agenda identifying in reasonable detail the matters to be discussed at such meeting together with copies of any relevant documents to be discussed at such meeting. Except in the case of emergency for which a shorter notice period is necessary (in which case reasonable advance notice shall be given to the SC Members sufficient for them to have an opportunity to attend such meeting), the notice of meetings of the Steering Committee shall be sent at least five (5) Business Days before such meeting.

(b)
SC Members participating in meetings of the Steering Committee by telephone conference or video conference shall be considered present for the purposes of calculating the quorum for a meeting and the votes on a decision. SC Members may further be represented with proxy by any other individual of their choice.

(c)	The venue of the meetings of the Steering Committee shall be on a rotating basis at the headquarters of GMH in Detroit or the headquarters of PSA in Paris.

(d)	Information provided to the Steering Committee shall be limited to that necessary for the Steering Committee to achieve its objectives as set forth above.

6.2.4	Decisions of the Steering Committee

(a)
The quorum for the decisions of the Steering Committee shall be reached when at least three SC Members appointed by each of the Parties shall be present or represented at the meeting. The decisions of the Steering Committee shall be validly passed by the unanimity of all the SC Members present or represented at the meeting. The language of the meetings of the Steering Committee shall be English and minutes of the meetings shall be written in English and signed by the SC Executives.

(b)
The Parties shall endeavour to ensure that their respective representatives at the Steering Committee shall reach a common position on any matter subject to the decision of the Steering Committee and that they shall not unreasonably withhold their decision as to any matter.

(c)
In the event of disagreement on a subject matter after two successive meetings of the Steering Committee, this subject matter shall be elevated by the SC Executives for the decision by the CEO’s. In such event, unless they are able to agree with respect to such issue within one week after such elevation, they shall meet together physically at a mutually acceptable location within two weeks after such elevation to discuss such issue.

7.	CONDITIONS

7.1	The implementation of the Alliance and the Ancillary Agreements are subject to the following conditions:

(a)	as condition precedent, any required and relevant clearance by any antitrust authorities or other regulatory body (“Regulatory Clearances”); and

(b)
as condition subsequent, the full implementation of the Equity Investment by no later than April 20, 2012. If the Equity Investment is not implemented within such term, unless the Parties agree otherwise, this Agreement shall be terminated and the provisions of Section 10 shall apply.

7.2	Responsibility for Satisfaction

7.2.1	The Parties shall use reasonable endeavours to obtain the Regulatory Clearances as soon as reasonably possible.

7.2.2	The Parties shall use reasonable endeavours to take promptly all actions necessary to make all such filings required to obtain the Regulatory Clearances.

7.2.3
The Parties agree that all requests and enquiries from any Governmental Authority which relate to the obtaining of the Regulatory Clearances shall be dealt with by the Parties in consultation with each other and the Parties shall promptly co-operate with and provide all necessary information and assistance reasonably required by such Governmental Authority upon being requested to do so by the other. In this respect and except where prohibited by applicable law, the Parties shall provide each other with copies of all filings or correspondence made with any Governmental Authority and to consult with the other prior to taking a position with respect to any filing pursuant hereto, permit the other Party to review and discuss in advance, and to consider in good faith the views of the other Party.

7.2.4
The Parties shall equally share the costs of any Regulatory Clearances required under any applicable laws, including reasonable expenses for advisors. The Parties shall present to the Steering Committee a budget for such expenses and monthly status of their accrual.

8.	COVENANTS

8.1	Negotiation of Ancillary Agreements

8.1.1
The Parties shall negotiate (or cause their Affiliates to negotiate, as appropriate) in good faith to finalize the terms of the Ancillary Agreements in accordance with the targeted deadlines set out in Exhibit 4. The Parties shall establish working committees in respect of each Ancillary Agreement composed of appropriate individuals.

8.1.2
The Parties shall report bi-weekly to the Steering Committee regarding the progress of the negotiation and finalization of the Ancillary Agreement and the Steering Committee shall discuss and resolve issues that may be causing any delay in meeting the targeted deadlines.

8.1.3	The Parties have agreed that all the Initial Ancillary Agreements shall be signed (or in final form and approved by the Steering Committee) by December 31, 2012.

8.1.4
Following January 1, 2013, if for any reason whatsoever any Development Programs (as defined in the Development Agreement) concerning Products agreed under the Development Agreements are terminated, with the effect that there will be fewer than three active Development Programs (“Minimum Development Programs”), the Parties shall replace the cancelled Development Programs with one or more new Development Programs, with the objective to re-establish the Minimum Development Programs. Such new Development Programs will be determined by the Steering Committee. If the Steering Committee fails to agree on such re-establishment of Minimum Development Programs within 60 days following the termination of the relevant Development Program, the Chief Executive Officer of GMH and the Chairman of the Managing Board of PSA shall meet promptly in a mutually agreed location to discuss a solution in good faith. If within the following 40 days the Chief Executive Officer of GMH and the Chairman of the Managing Board of PSA have not agreed on such re-establishment of Minimum Development Programs, the non-breaching Party (in the event the terminated Development Program(s) was(were) terminated for breach) or either

Party (in the event the Development Program(s) was(were) terminated pursuant to Section 6.5.2 of the Development Agreement or by mutual agreement) may terminate this Agreement and the Alliance, and the provisions of Section 10 shall apply;

provided that in the event the Development Program(s) was(were) terminated pursuant to Section 6.5.2 of the Development Agreement, such termination right may only be exercised (i) if the non terminating Party has not challenged such termination pursuant to Section 8.13.3 of the Development Agreement within 30 days after the receipt of the notice of termination pursuant to such Section 6.5.2 or (ii) if the other Party has so challenged such termination, it has been finally determined by the arbitration tribunal in accordance with Section 8.13.3;

provided further that in the event of a termination by a Party of a Development Program based on a Program Material Breach (as defined in the Development Agreement), the relevant Development Program shall only be deemed to no longer be active for the purposes of this Section 8.1.4 (i) if the other Party has not challenged such termination pursuant to Section 8.13.3 of the Development Agreement within 30 days after the receipt of the notice of termination, on grounds that there was no Program Material Breach because no delay exceeding 6 months in the Program Timing SORP has been validly determined in accordance with the Development Agreement, or (ii) if the other Party has so challenged such termination, it has been finally determined by the arbitration tribunal in accordance with 8.13.3 of the Development Agreement that such delay in the Program Timing SORP was validly determined in accordance with the Development Agreement.

8.2	Access to information

To the extent permitted by applicable law (including competition and securities law) and subject to individual confidentiality undertakings in accordance with standard security procedures of each Party, between the date of this Agreement and the execution of all Ancillary Agreements, each Party shall give to the other reasonable access to the employees who shall be involved in the various aspects of the Alliance and to all reasonably necessary information to prepare and enter into the Ancillary Agreements.

8.3	Negotiation and execution of Ancillary Agreements

In parallel with the negotiation and finalization of the Ancillary Agreements, the Parties will complete any required employee consultation procedures.

The Parties shall cause each Ancillary Agreement to be signed promptly after final agreement thereon (provided that any Regulatory Clearances required in connection therewith will be obtained).

8.4	Exclusivity

From February 29, 2012 until December 31, 2012, neither Party nor any of their Affiliates shall engage in discussions or enter into any joint venture, alliance, partnership, cooperation agreement or similar arrangement with a Competitor relating in all or in part to the scope of the Alliance, provided that each Party shall have the right to enter into such agreements limited in scope and that do not jeopardize the implementation of the Alliance. In respect of joint development, the foregoing exclusivity obligation shall be limited to product programs on which the engineering and planning teams of the two Parties are engaged in active discussions or which they have otherwise agreed to include within the scope of the Alliance.

8.5	Confidentiality

8.5.1
Except as set forth in Section 8.5.2 and 8.5.4 below, each Party shall, and shall procure that its respective Affiliates shall, treat as strictly confidential and shall not disclose or use any information received or obtained as a result of entering into or implementing this Agreement, the Ancillary Agreements or any agreement entered into pursuant to this Agreement which relates to:

(a)	the existence and provisions of the Alliance, of this Agreement, of the Equity Investment, of any Ancillary Agreement, or of any other agreement entered into pursuant to this Agreement;

(b)	the negotiations relating to this Alliance, this Agreement, the Equity Investment, the Ancillary Agreements and any such other related agreements; or

(c)	any information relating to the business, financial status, intellectual property, know-how, technology, trade secrets of the other Party and its Affiliates

(together, the “Confidential Information”).

8.5.2	The confidentiality undertaking set forth in Section 8.5.1 shall not prohibit disclosure or use of any information if and to the extent that:

(a)	such disclosure or use is required in connection with the due performance of this Agreement or any Ancillary Agreement;

(b)
such disclosure or use is required by law, any regulatory body or any stock exchange on which the shares of any Party are listed (including where this is required as part of its financial reporting requirements or any actual or potential offering, placing and/or sale of securities of any member of the GMH Group or the PSA Group), provided that any disclosure of information to the works councils of a Party or any of its Affiliates shall be limited to the extent necessary to comply with applicable law and require prior notification to the other Party (without any requirement of translation) and such other Party’s timely and reasonable comments on the content and scope of such disclosure shall be taken into consideration;

(c)
such disclosure or use is required for the purpose of any arbitral or judicial proceedings arising out of this Agreement, the Ancillary Agreements or any other agreement entered into under or pursuant to this Agreement, or the disclosure is made to a tax authority in connection with the tax affairs of the disclosing party;

(d)	such information is or becomes publicly available (other than by breach of the confidentiality undertakings of this Agreement);

(e)
such information is obtained free of any restrictions on use or obligations of confidentiality from a third party which is itself free of any restrictions on use or obligations of confidentiality with respect to that information;

(f)	such information is already in the possession of the receiving party and is not subject to obligation of confidentiality or a restriction on use;

(g)
such information is disclosed by a Party to its Affiliates, or to the officers, employees (other than employee representatives) and advisors (including, but not limited to, financial advisors, accountants and attorneys) on a need-to-know basis, and for advisors also under confidentiality obligation; or

(h)
such disclosure is made on a confidential basis to potential purchasers of all or part of Gefco, provided that PSA shall limit the disclosed information to information relevant to the activities of Gefco and in such respect shall obtain the prior consent of GMH in respect of any disclosure of this Agreement, any of the Ancillary Agreements or other agreements entered into pursuant to this Agreement;

provided that prior to disclosure or use of any information pursuant to Section 8.5.2(b), the Party which intends to disclose or use any Confidential Information shall promptly notify the other Party of such requirement with reasonable notice with a view to providing the other Party with the opportunity to provide comments on such disclosure or use or otherwise to agree on the timing and contents of such disclosure or use.

8.5.3
Each Party will limit the disclosure of Confidential Information of the other Party within its organization to the appropriate individuals and to the extent necessary to achieve the objectives of the Alliance, on a need-to-know basis.

8.5.4
The obligations set forth in this Section 8.5 supplement any other confidentiality agreement entered into by the Parties with respect to the subject matter hereof and shall remain in full force and effect until the fifth anniversary of the termination or expiration of this Agreement (except as may otherwise be provided in the Ancillary Agreements).

8.5.5
Any public announcement or press release by or on behalf of any Party with respect to this Agreement or the business of the Alliance shall be agreed to in writing by both Parties in advance of such public announcement or press release.

8.6	Interim Period

8.6.1
The Parties recognize that in the period of time between the execution of this Agreement and the execution of the Development Agreements (the “Interim Period”) they might start development or pre-development analysis and work on certain product programs on which they are engaged in advanced discussions, in anticipation of the Development Agreements.

8.6.2
The work carried out by the Parties in the Interim Period shall be minimized and shall not involve the transfer or license of any intellectual property rights between the Parties. Any exchange of information shall be done in accordance with Section 8.2. The Steering Committee shall monitor such activities and review forecasts for continuing analysis and work during the Interim Period.

8.6.3
The work carried out by the Parties in the Interim Period shall be retroactively governed in all respects by the Development Agreements, including on cost sharing and intellectual property rights. If for any reason the Parties do not execute the Development Agreements within the deadlines set forth in this Agreement (as such deadlines may be extended by the Parties), the Parties will apply the following rules:

(a)	the Parties will share development costs for common parts of any given product on a 50/50 basis;

(b)	the development costs for unique parts of any given product will be borne or reimbursed by the Party that has requested such development; and

(c)
notwithstanding the reimbursement of the above costs, no intellectual property rights shall be licensed or transferred by one Party to the other Party, unless specifically agreed in writing by the Parties on a case-by-case basis.

8.7	Performance Reviews

8.7.1	The Parties recognize that this Agreement and the Alliance are aimed at achieving significant and mutual benefits for both of them.

8.7.2	The Steering Committee will record annually the progress and performance of the Alliance based on objective performance criteria and will report annually on such progress and performance to the CEOs.

8.7.3
The performance criteria for the initial 4-year period of the Alliance (i.e., ending on March 5, 2016) shall be that at least four (4) Products shall be in series production or planned to be in series production within the following thirty-six (36) months.

8.7.4
The Parties expect to realize (i) meaningful yearly cost savings on purchasing of commodities, components, other goods and services compared to their previous standalone purchasing performance; and (ii) meaningful yearly cost savings on logistics in Europe for GMH, compared to the yearly cost of logistic services before the exclusive relationship with Gefco. Assessment of the progress in realization of these meaningful savings will be part of the annual review of the progress of the Alliance.

8.7.5
At the end of such initial 4-year period, the Steering Committee shall determine the relevant criteria for the subsequent 2-year period (and, at the end of each such 2-year period, the Steering Committee shall determine the relevant criteria for the subsequent 2-year period). The relevant criteria for each such 2-year period shall comprise the execution of Development Agreements for new or renewed projects.

8.7.6	The Parties shall use reasonable endeavours to achieve the performance criteria agreed by the Steering Committee

8.7.7	At the end of the initial 4-year period and each subsequent 2-year period, the Steering Committee shall report to the CEO’s regarding the achievement of the relevant performance criteria.

8.7.8
If the Alliance has failed to meet the relevant criteria at the end of the initial 4-year period or any subsequent 2-year period, GMH or PSA may request an urgent meeting of the Steering Committee to discuss and agree upon corrective action in order for the Alliance to meet such performance criteria within the next 1-year period (i.e., on or before the 5th year anniversary, the 7th year anniversary and the 9th year anniversary of February 29, 2012).

8.7.9
At the end of any such 1-year period, the Steering Committee shall report to the CEO’s regarding the achievement of the relevant performance criteria. If the Alliance has still failed to meet the performance criteria, either Party may terminate this Agreement and the Alliance and in such event the provisions of Section 10 shall apply.

9.	CHANGE OF CONTROL

Any Party shall be entitled to terminate this Agreement and the Ancillary Agreements upon any Change of Control of the other Party and in the event of any such termination the provisions of Section 10 shall apply.

“Change of Control” means (i) the acquisition by a third party (excluding for the avoidance of doubt in respect of PSA, the Peugeot Family) of the control of a Party, or (ii) in respect of PSA, the acquisition, directly or indirectly by a Competitor (or any person (other than GMH or any Affiliate thereof) acting in concert therewith) of a shareholding interest in PSA if (A) such investment is pursuant to an agreement with PSA (or the Peugeot Family), or at the invitation of PSA or the Peugeot Family and (B) such shareholding represents at least 10% of the total voting rights of PSA or (iii) in respect of GMH, the acquisition, directly or indirectly by a Competitor (or any person (other than PSA, the Peugeot Family or any Affiliate thereof) acting in concert therewith) of a shareholding interest in GMH or GMC if (A) such investment is pursuant to an agreement with GMH or GMC or at the invitation of GMH or GMC and (B) such shareholding represents at least 10% of the total voting rights of GMH. For the avoidance of doubt, for so long as EPF and/or FFP control PSA, the acquisition by a third party (excluding for avoidance of doubt any member of the Peugeot family) of the control (within the meaning of Article L 233-3 of the French Commercial Code) of EPF and/or FFP, as a result of which such third party indirectly controls PSA, is a Change of Control of PSA.

10.	TERM AND TERMINATION

10.1
Unless early terminated in accordance with the terms hereof, this Agreement shall continue in effect for a period of ten years and shall, unless previously terminated by written non-renewal notice sent by either Party to the other Party at least twelve (12) months prior to the expiration of the initial ten years period or any renewal period, automatically renew for three years periods.

10.2
Either Party shall be entitled to initiate arbitration proceedings in accordance with the terms of this Agreement to seek termination thereof in the event of a Fundamental Breach by the other Party that has not been cured within sixty (60) Business Days after receipt by the Party in breach of a written notice notifying such Fundamental Breach.

10.3
Any termination of the Master Agreement shall be without prejudice to any obligations of any Party which are outstanding at the date of such termination or any claim for damages relating to any breach of this Agreement.

10.4
Upon any termination in accordance with the provisions of this Section 10 (including, for the avoidance of doubt, pursuant to Section 8.1.4, Section 8.7.9, or Section 9, the Parties shall implement and cause their Affiliates to implement an orderly unwinding of the Alliance and the Ancillary Agreements (excluding for the avoidance of doubt the Logistics Agreement). The Ancillary Agreements will include terms governing such orderly unwinding, including inter alia the survival of licenses of Intellectual Property related to Products, as well as reasonable periods of continued development, manufacturing and related logistics services and supply of spare parts to avoid disruptive effects.

11.	AUDIT

Each Party shall agree to keep all proper records and books of account and all proper entries relating to the Products and the services covered by the Alliance for a period of five (5) years. Either Party may cause an audit to be made, at its expense, of the other Party’s applicable records no more than once per year for each area of the Alliance. Such audit shall be conducted by a third party auditor appointed by the Party requesting the audit under confidentiality obligation, after not less than ten (10) Business Days prior written notice to the other Party and shall be conducted during business hours at the relevant premises of the Party whose information is the subject of the audit and in such a manner as not to interfere with such Party’s normal business activities. Any such audit shall be conducted in a manner that is fully compliant with applicable laws (including competition and securities laws).

12.	COMPLIANCE

The Alliance, the Ancillary Agreements and any joint venture activity, partnership, or company resulting therefrom shall be implemented and governed in compliance with applicable laws and in line with the compliance policies of both Parties, including compliance with ethics codes, anti-bribery policies, anti-trust compliance and export control and sanctions policies.
In this regard, PSA has represented to GM that i) PSA and its Affiliates have suspended their existing activities in Iran and ii) PSA and its Affiliates do not intend to, and will not, engage in any activity in or with Iran, or with any Iranian entity as long as such activity is prohibited under any export control or sanctions law or regulation with which any of GM or PSA must comply. Any entity specifically excluded as an Affiliate shall not participate in any activities contemplated by this Agreement, and the rights and benefits provided hereunder will in no way inure to the benefit of such excluded entity. PSA agrees promptly to provide GM with such information concerning such Affiliates' or excluded entities’ activities in this regard as GM may reasonably request.

13.	REPRESENTATIONS AND WARRANTIES; FURTHER ASSURANCES

13.1
GMH hereby represents and warrants to PSA that (i) GMH is a validly existing company, duly incorporated and registered under the laws of Delaware, and has the legal right and full power and authority to enter into and perform this Agreement and any other documents to be executed by it pursuant to or in connection with this Agreement, (ii) GMH is not insolvent or subject to any proceedings under any applicable bankruptcy, insolvency, moratorium, reorganization or similar law affecting the rights of creditors generally and the availability of equitable remedies, and (iii) this Agreement constitutes valid and binding obligations on GMH in accordance with its terms.

13.2
PSA hereby represents and warrants to GMH that (i) PSA is a validly existing company, duly incorporated and registered under the laws of France, and has the legal right and full power and authority to enter into and perform this Agreement and any other documents to be executed by it pursuant to or in connection with this Agreement, (ii) PSA is not insolvent or subject to any proceedings under any applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies, and (iii) this Agreement constitutes valid and binding obligations on PSA in accordance with its terms.

13.3
The Parties agree to perform (or procure the performance of) all further acts and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by law, whether on or after February 29, 2012 to implement and/or give effect to this Agreement and the transactions contemplated therein.

14.	MISCELLANEOUS

14.1	EXPENSES

Except for the sharing of the costs for Regulatory Clearances set out in Section 7.2.4, each Party shall be solely responsible for all of its own expenses, including, without limitation, expenses of legal counsel, accountants and other advisors incurred in connection with the preparation and execution of this Agreement and the Ancillary Agreements.

14.2	MODIFICATION; WAIVER

14.2.1
This Agreement amends and supersedes the Master Agreement signed between the Parties on February 29, 2012. No modification of this Agreement shall be valid unless it is in writing and signed by or on behalf of each Party. The expression “modification” shall include any modification, supplement, deletion or replacement however effected.

14.2.2
Unless expressly agreed, no modification shall constitute a general waiver of any provisions of this Agreement, nor shall it affect any rights, obligations or liabilities under or pursuant to this Agreement which have already accrued up to the date of modification, and the rights and obligations of the Parties under or pursuant to this Agreement shall remain in full force and effect, except and only to the extent that they are so modified.

14.2.3	Any waiver relating to a provision of this Agreement (unless otherwise specified) shall only be a waiver in the particular instance and for the particular purpose for which it was given.

14.3	ASSIGNS AND SUCCESSORS

14.3.1
The Parties may not assign or transfer or purport to assign or transfer any of their rights or obligations under this Agreement except as otherwise provided in this Agreement or with the express written consent of the other Parties.

14.3.2	The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties, their successors and permitted assigns.

14.3.3	Notwithstanding the use in this Agreement of the terms “GMH” and “PSA”, (i) each of the rights and obligations arising pursuant to this Agreement are applicable to and for the benefit of each Party and its applicable Affiliates; (ii) each Party has the right to designate any of its Affiliate(s) to provide or perform any of such Party’s obligations under this Agreement, the Master Agreement or any Ancillary Agreement and to execute the Master Agreement or any Ancillary Agreement (provided, that GMH may assign certain of its rights and obligations hereunder only to an Authorized GMH Affiliate, as specifically provided herein); and (iii) each of GMH and PSA shall be responsible for the obligations to be performed by its respective Affiliates under this Agreement and the Ancillary Agreements.

14.4	NO THIRD PARTY RIGHTS

The Parties acknowledge and agree that this Agreement shall not confer any rights or obligations on any other person except for the Parties and each of their permitted successors and assigns.

14.5	INVALIDITY

14.5.1
If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect, such provision shall to that extent be deemed not to form part of this Agreement without affecting or impairing the legality, validity and enforceability of the remaining provisions.

14.5.2
The Parties shall negotiate in good faith in order to substitute in the shortest time possible a suitable provision for any such illegal, invalid or unenforceable provision hereof so as to effect the original intent of the Parties as closely as possible in an acceptable manner so that the transactions contemplated herein be consummated as originally contemplated to the fullest extent possible.

14.6	REMEDIES

The Parties acknowledge that money damages may not be an appropriate remedy for any breach of this Agreement or the Ancillary Agreements and the Parties may therefore seek equitable remedies, including specific performance and injunctive relief, in respect of any breach hereof and thereof.

14.7	NOTICES

14.7.1	Any notice or other communication in connection with this Agreement (including any documents attached to such notices) shall be:

a)	in writing in English;

b)	delivered by hand, fax, or by courier using an internationally recognised courier company; and

c)	accompanied by a notice by email.

For GMH:
General Motors Holdings LLC
300 Renaissance Center
Detroit, MI 48265

USA

Attention: General Counsel
Fax: +1 248 267 4497
Email: michael.millikin@gm.com

For PSA:
PSA
75 Avenue de la Grande Armée
75116 Paris
France

Attention: General Secretary
Fax: + 33 1 40 66 44 21
Email: pierre.todorov@mpsa.com

14.7.2	A notice shall be effective upon receipt and shall be deemed to have been received:

(b)	at the time of delivery, if delivered by hand or courier; and

(c)	at the time of transmission in legible form, if delivered by fax and if confirmation of receipt shall have been received.

14.8	NON-SOLICITATION

14.8.1
The Parties agree that, during the term of this Agreement and twelve months thereafter, neither Party nor any of its Affiliates (the “Soliciting Party”) shall, whether directly or indirectly (including through an external recruitment agency or a head hunter) solicit or entice away, or endeavor to solicit or entice away, any person employed by the other Party or any of its Affiliates (the “Non-Soliciting Party”) whose activities are related to the Alliance, with a view to inducing that person to leave such employment and to act for the Soliciting Party, including in respect of any such person who is a part of the senior leadership of the other Group (for the PSA Group, a cadre suprieur or a cadre dirigeant and for the GMH Group, an executive) (a “Senior Employee”), or hire such person, unless in each case such Soliciting Party has obtained the prior written consent of the Non-Soliciting Party.

14.8.2	Except in respect of a Senior Employee, the foregoing shall not apply to the extent such person has been recruited by way of bona fide advertising.

14.8.3
As an exception to the duration set forth in Article 14.8.1, in the event of (i) termination of this Agreement for Fundamental Breach of either Party or as a consequence of termination of the Development Agreement for breach by either Party or (ii) termination of this Agreement as a consequence of termination of the Development Agreement for Material Adverse Event, the obligations of the breaching Party (in the case of (i)) and the obligations of the terminating Party (in the case of (ii)), set forth in this Section 14.8 shall continue until twelve months after the date on which this Agreement would have expired if it had not been terminated.

14.9	HARMONIZATION

In the event of any conflict or ambiguity between this Agreement and any Ancillary Agreement regarding the subject matter of such Ancillary Agreement, the Ancillary Agreement (including any schedules, annexes or appendixes thereto) shall prevail.

15.	GOVERNING LAW AND DISPUTE RESOLUTION

15.1
This Agreement is governed by, and construed in accordance with, the laws of Switzerland. Nothing in this Agreement shall be interpreted to constitute a partnership between the Parties within the meaning set out in the Swiss Code of Obligations. In any case, in the event that the Alliance qualifies as “simple partnership” within the meaning of articles 530 and following of the Swiss Code of Obligations, the Parties expressly derogate and exclude the application to this Agreement and the Ancillary Agreements of articles 535, 543, 544 and 545, paragraphs 1.1 to 1.6 of the Swiss Code of Obligations.

15.2
Notwithstanding any other provision to the contrary contained in this Agreement, any dispute arising out of or in connection with this Agreement, including a dispute as to the validity, existence or termination of this Agreement or this Section 15 or any obligation arising out of or in connection with this Agreement, shall be resolved exclusively by arbitration in Geneva, Switzerland conducted in English by three arbitrators pursuant to the rules of the International Chamber of Commerce in effect at the time of the submission of the dispute to arbitration. The arbitration award shall be final, binding on all Parties and not subject to appeal on any grounds before the Swiss Federal Tribunal within the meaning of article 192 paragraph 1 of the Swiss Federal Act on private international law.

15.3
The Parties acknowledge that nothing in Section 15 shall prevent a Party from referring to any competent courts in any appropriate jurisdiction prior to or after the initiation of an arbitration procedure under this Section 15 any request for an interim protection or conservatory order. Pending a dispute resolution under Section 6.2.4(c,) the Parties may not start arbitration under Section 15.2.

15.4
The Parties contemplate that the governing law and dispute resolution provisions set forth in this Section 15 shall apply mutatis mutandis to the Development Agreements, the Supply Agreements, the Powertrain Supply Agreements and the Purchasing Agreements. The Logistics Agreement (including for the purpose of this Section also the relevant Local Participation Agreements, as defined in the Logistics Agreement) will be governed by the law agreed between the Parties therein and any dispute arising out of or in connection with the Logistics Agreement, including a dispute as to the validity, existence or termination of the Logistics Agreement or any obligation arising out of or in connection with the Logistics Agreement, also in connection with Section 5 of this Agreement, shall be resolved exclusively in accordance with the provisions on the dispute resolution set out in the Logistics Agreement, excluding any application of this section 15.

14.9    MEDIA AND PUBLIC ANNOUNCEMENTS

Any public announcement concerning the execution of this Agreement or any of the Ancillary Agreements, including media releases, material for press conferences and communications to suppliers, dealers, or customers, shall be agreed in writing between the Parties.

Signed on December 19, 2012, in two (2) originals.

GENERAL MOTORS HOLDINGS LLC

By:____________________________
Name:
Title:

PEUGEOT S.A.

By:____________________________
Name: Title:

EXHIBIT 1

DEFINITIONS

“acting in concert”	shall have the meaning as set forth in Article L.233-10 of the French Code de commerce.
“Affiliate”
means, with respect to any Party or other person, any company or other entity in respect of which such Party or other person has either (a) the ownership of more than 50% of the total voting rights or (b) the right to appoint the majority of the members of the board of directors (or similar corporate organ); provided that an Affiliate of GMH shall include any Affiliate of GMC. Further, the Parties agree that Faurecia and its subsidiaries (collectively “Faurecia”) will not be considered Affiliates for purposes of this Agreement.

“Alliance”
means (a) the joint development described in Section 3, (b) the joint global purchasing platform described in Section 4, and (c) the commercial cooperation between GMH and Gefco described in Section 5.

“AMF”	has the meaning ascribed to it in Section 2.2.3.
“Ancillary Agreements”	means the Development Agreements, the Supply Agreements, the Powertrain Supply Agreements, the Purchasing Agreements and the Logistics Agreement.
“Authorized GMH Affiliate”	means an entity wholly-owned by GMH with the words “General Motors” or “GM” in its corporate name (other than Adam Opel AG, Chevrolet Europe GmbH or subsidiaries thereof).
“Business Day”	means any day other than (i) a Saturday or a Sunday or (ii) a public holiday in Detroit or in Paris.
“CEOs”	means the Chief Executive Officer of GMH and the Chairman of the Managing Board of PSA
“Change of Control”	has the meaning ascribed to it in Section 9.
“Competitor”	means any (i) entity that manufactures automobiles or (ii) a private equity fund aiming at influencing the governance of PSA.
“Confidential Information”	has the meaning ascribed to it in Section 8.5.1.
“control”
means either (a) the ownership of more than 30% of the total voting rights of a company or (b) the contractual or statutory right to appoint the majority of the members of the board of directors of a company, except as otherwise specifically provided herein.

“Development Agreements”	has the meaning ascribed to it in Section 3.2(i).
“EPF”	means Établissements Peugeot Frères, a French société anonyme.
“Equity Investment”	means the acquisition by GMH (or an Authorized GMH Affiliate) of the Shares, as contemplated in Section 2.1.
“FFP”	Means Société Foncière, Financière et de Participations, a French société anonyme.

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“Fundamental Breach”	means a material breach of this Agreement of a such magnitude that it compromises the Alliance.
“Gefco”	means Gefco SA, a French société anonyme, with its headquarters at 77/81 rue des Lilas d’Espagne, 92402 COURBEVOIE Cedex.
“GMC”	means General Motors Company, a Delaware corporation with its headquarters at Renaissance Center, Detroit, Michigan 48265, USA.
“Governmental Authority”
means any nation, government or state or other political subdivision thereof, and any entity (whether national, federal, regional, state or local, and including any court or arbitral tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Group”	means, with respect to GMH, GMH and its Affiliates and, with respect to PSA, PSA and its Affiliates.
“Initial Ancillary Agreements”	means (i) the agreement establishing the Purchasing JV, (ii) the Logistics Agreement and (iii) Development Agreements with respect to at least 3 Products.
“Insolvency Event”	means PSA becoming insolvent or subject to any proceedings under any applicable bankruptcy, insolvency, moratorium, reorganization or similar law.
“Intellectual Property” or “IP”
means all industrial and intellectual property rights, including registered trademarks, service marks, patents, utility models, registered designs, applications for, inventions, trade and business names, copyrights, computer software, domain names and databases, which may subsist in any part of the world (including in know-how) together with all renewals and extensions.

“Lock-up”	has the meaning ascribed to it in Section 2.3.1.
“Lock-up Period”	has the meaning ascribed to it in Section 2.3.1.
“Logistics Agreement”	has the meaning ascribed to it in Section 5.2.
“Minimum Development Programs”	has the meaning ascribed to it in Section 8.1.4.
“Non-Soliciting Party”	has the meaning ascribed to it in Section 14.8.1.
“Parties”	has the meaning ascribed to it in the recitals.
“Peugeot Family”
means (i) EPF, (ii) FFP, (iii) any member of the board of directors of EPF or FFP who is a member of the Peugeot family, (iv) Affiliates of EPF or FFP (excluding for the avoidance of doubt PSA and its Affiliates); provided that for the purposes of an “agreement with” or an “invitation by” the Peugeot Family as referred to in Sections 2.2.2(b), 2.2.3(c) or 9, any action taken by any member of the board of directors of EPF or FFP shall be disregarded if such action is objected to in, or denounced by, a duly passed publicly disclosed resolution of the board of directors of EPF or FFP.

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“Products”
means the modules, vehicles or powertrains that the Parties shall agree to include in the Development Agreements and any additional joint programs that the Parties may agree in writing from time to time to add to the scope of the Alliance.

“Powertrain Supply Agreements”	has the meaning ascribed to it in Section 3.2(iii).
“Purchasing Agreements”	has the meaning ascribed to it in Section 4.2.
“Purchasing JV”	has the meaning ascribed to it in Section 4.4.
“Regulatory Clearances”	has the meaning ascribed to it in Section 7.1(a).
“Rights Issue”	has the meaning ascribed to it in Section 2.1.
“Rights Purchase Agreement”	has the meaning ascribed to it in Section 2.1.
“Senior Employee”	has the meaning ascribed to it in Section 14.8.1.
“Share Purchase Agreement”	has the meaning ascribed to it in Section 2.1.
“Shares”
means all of the shares of PSA subscribed by GMH (or an Authorized Affiliate of GMH) pursuant to the Rights Issue together with all of the shares acquired by GMH (or an Authorized Affiliate of GMH) pursuant to the Share Purchase Agreement.

“SC Executive”	has the meaning ascribed to it in Section 6.2.2(a).
“SC Members”	has the meaning ascribed to it in Section 6.2.2(a).
“Soliciting Party”	has the meaning ascribed to it in Section 14.8.1.
“Steering Committee”	has the meaning ascribed to it in Section 6.2.1.
“Supply Agreements”	has the meaning ascribed to it in Section 3.2(ii).

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EXHIBIT 2
DEVELOPMENT AGREEMENTS
Development Agreements term sheet

Parties	GMH and PSA and their Affiliates
Definitions
Affiliates for the purpose of the Development Agreements: means any entity in which any of the Party holds at least 50% of the share capital or voting rights and will also include if requested by GMH the following companies: Shanghai General Motors, SGMW, in each case for so long as GMH maintains an ownership stake in such companies of no less than 40%. The parties will discuss and agree on provisions to include in the final agreement regarding the transfer of IP to Affiliates that are owned 50% or less by either party.

Scope
The Parties will set out in the Development Agreements the initial scope of the Alliance. The Parties will regularly review possible new joint programs to be selected as part of the scope of the Alliance.

Governance
The Steering Committee shall establish a Program and Innovation Operational Committee comprising an equal number of representatives of both Parties. The Program and Innovation Operational Committee shall (i) establish a Joint Product and Innovation Master Plan and submit it to the Steering Committee for approval, (ii) define and monitor platform, program and powertrain strategy, including overall key targets on economical objectives, quality, Co2, weight, Total Cost of Ownership and module road map, (iii) decide launch of new joint programs with their specifications, economical, quality, Co2, weight, Total Cost of Ownership and performance objectives, (iv) propose to the Steering Committee expansion of the Alliance to new segments or new lines of business, as well as joint innovation activities, (v) review key milestones of programs; and (vi) develop program budgets and submit them to the Steering Committee for approval. The Program and Innovation Operational Committee shall implement such Joint Product and Innovation Master Plan as approved by the Steering Committee. The Program and Innovation Operational Committee shall take its decisions by unanimous vote. Disagreements shall be escalated to the Steering Committee.

4

The Program and Innovation Operational Committee shall establish Joint Operational Coordination Sub-committees consisting of an equal number of representatives of both Parties for all relevant topics (e.g. Innovation, Powertrain, Module, R&D Process, Quality, Manufacturing, Finance, Service and Spare Parts).
The Program and Innovation Operational Committee shall establish Project Management Sub-committees. A Project may consist of a platform, vehicle, powertrain or module, etc.
Depending on the Parties’ input into the program and available capabilities and resources, the Program and Innovation Operational Committee will recommend for approval by the Steering Committee which Party will lead each Project Management Sub-committee (provided that the deputy leader shall be a representative of the other Party).
Joint Operational Coordination Sub-committees and Project Management Sub-committees members shall use their reasonable efforts to reach a common position on every matter. In case of disagreement, this disagreement shall be escalated to the Program and Innovation Operational Committee

Cost Sharing	(***).
Supply Agreements
The Parties will ensure that the Supply Agreements will provide for a balanced benefit for both Parties in the allocation of the manufacturing of production volumes on each side (which the Steering Committee shall regularly review).

IP	(***)
Exclusivity
The Parties may agree case-by-case on specific Products for which, during the period of cooperation for such Products, the Parties shall not develop such Product outside of the Alliance, whether on their own or with third Parties.

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EXHIBIT 3
PURCHASING AGREEMENTS
relating to cooperation in purchasing and Purchasing joint venture

Purchasing Agreements Term sheet

Overall Objective
Vis-à-vis third parties, the purchasing departments of GMH and PSA agreed in the Purchasing Agreement will be viewed as a combined purchasing organization, fully leveraging the joint expertise, purchasing power and joint platforms and modules on a global basis.

Scope of Cooperation
The scope of the cooperation is the joint, worldwide purchasing of commodities, components, goods and services including, inter alia, the following:
Sourcing decisions;

Negotiation on piece prices ;

Purchasing terms and conditions;

Tool negotiation, purchase and ownership;

Overall general supplier quality;

Managing suppliers capacity, and monitoring of capacity shortage situation; and

Overall relationship with the suppliers

Unless agreed otherwise, the scope shall exclude inter alia commodities, components, other goods and services whose purchase (i) is not within the current scope of activity of the purchasing functions of either Party (e.g., furniture, legal advice, and others to be clarified between the Parties), or (ii) falls within the scope of existing exclusive agreements with third parties in relation to joint development or production of specific products.
The purchasing cooperation shall be exclusive, and for the duration of the Alliance, the Parties may not enter into purchasing agreements with third parties that overlap with the scope set out above, except as permitted in the Purchasing Agreement.
Such cooperation will rely upon the purchasing teams of GMH and PSA, as well as on the joint venture company contemplated in Section 4 of the Agreement.

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Joint Purchasing
The purchasing cooperation shall include inter alia the following activities:
Establishing general purchasing terms and conditions (“Global Purchasing Terms and Conditions”) to be approved by GMH and PSA based on agreed guidelines;

Coordination as to sourcing;

The issuing of “joint” RFP;

The short-listing of RFP bidders;

The negotiation of terms with suppliers, it being understood that the issuance of orders will be made by the regional teams of GMH and PSA; and

The managing of the overall relationship with suppliers (quality, capacity, etc.).

Joint Venture Resources and Teams
GMH and PSA will cooperate to adjust their internal organizations as necessary to ensure that the purchasing teams are organized in a fashion coherent with the Alliance.
GMH and PSA will make available certain support resources (including HR, IT and Legal) to enable the purchasing teams to effectively carry out its activities. The nature and extent of this will be jointly decided following due diligence.

Purchasing Guidelines
GMH and PSA will develop joint purchasing guidelines to apply to the purchasing teams of GMH and PSA, which will include inter alia the following items:
Communication with suppliers or between the Parties on purchasing topics;

Supplier selection;

Supplier product development; and

Supply chain and logistics, including capacity constraints.

Governance
The Steering Committee will establish an operational committee to oversee and manage the purchasing coordination of GMH and PSA, decide and monitor the purchasing synergies, review synergy opportunities and agree on joint procedures (supplier assessment, supplier qualification etc). Roles and responsibilities of such operational committee will be disciplined in the Purchasing Agreements.

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EXHIBIT 4
TARGETED DEADLINES
FOR SIGNATURE/FINALIZATION OF ANCILLARY AGREEMENTS

Logistics Agreement: June 30, 2012

Purchasing Agreements: December 31, 2012

Development Agreements (agreement entered into with respect to at least 3 Products): December 31, 2012

Vehicle Supply Agreements (template agreement): to be agreed by the Steering Committee

Powertrain Supply Agreements (template agreement): to be agreed by the Steering Committee

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